Exhibit 99.1

Bar Harbor Bankshares Declares Quarterly Cash Dividend

BAR HARBOR, MAINE - January 23, 2020 -- Bar Harbor Bankshares (NYSE American: BHB or the “Company”), announced that its Board of Directors declared at its January 21, 2020 meeting, a quarterly cash dividend of $0.22 per share of common stock. This dividend equates to a 3.5% annualized yield based on the $25.39 closing price of the Company’s common stock at the end of the fourth quarter of 2019 and is payable to all shareholders of record as of the close of business February 18, 2020 and will be paid on March 18, 2020.

Bar Harbor Bankshares (NYSE American: BHB) is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Founded in 1887, Bar Harbor Bank & Trust is a true community bank serving the financial needs of its clients for over 130 years. Bar Harbor provides full service community banking with office locations in all three Northern New England states of Maine, New Hampshire, and Vermont. For more information, visit www.barharbor.bank.

Contact
Bar Harbor Bankshares
Josephine Iannelli
EVP, Chief Financial Officer & Treasurer
(207) 288-3314